Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-130688 on Form F-3 and No. 333-129765 on Form S-8 of Storm Cat Energy Corporation of our report dated April 5, 2006 relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 20-F of Storm Cat Energy Corporation for the year ended December 31, 2005.

HEIN & ASSOCIATES LLP

Denver, Colorado

June 15, 2006